SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

   Date of Report
February 14, 2000

                     CACI International Inc
(Exact name of registrant as specified in its Charter)

                         Delaware
(State or other jurisdiction of incorporation)

              0-8401
(Commission File Number)

                54-1345888
(IRS Employer Identification No.)

1100 N. Glebe Road
                  Arlington, Virginia 22201
(Address of principal executive offices) (Zip code)

                           (703) 841-7800
(Registrant's telephone number, including area code)

ITEM 2.   ACQUISITION OF ASSETS.

On February 2, 2000, CACI International Inc announced that it has completed its acquisition of all of the common stock of XEN Corporation, which became effective at 12:01 a.m. EST on February 1, 2000. The total consideration paid by CACI was $4,258,500; XEN shareholders will receive $7.886 per share in cash as they surrender their Common Stock. XEN specializes in providing quality systems engineering, engineering design, distance learning, training development, multimedia support, electronic commerce, and data security services to national intelligence organizations, the Department of Defense, and the U.S. Navy. The transaction was funded through borrowings under CACI's existing line of credit with a group of banks.

XEN, which has approximately 70 employees, will be operated as a wholly-owned subsidiary of CACI Technologies, Inc., a wholly-owned subsidiary of CACI. The operations of the new subsidiary will be fully integrated into CACI to achieve the full benefit of the merger for customers and shareholders. XEN's revenues for its fiscal year ended September 30, 1999 were $8.5 million.

A copy of the Registrant's press release regarding CACI's execution of a Letter of Intent to acquire XEN is attached as an Exhibit to this current report on Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a) (1) FINANCIAL STATEMENTS. Restated consolidated financial statements for XEN Corporation for the fiscal year ended September 30, 1999, and Independent Accountant's Report shall be filed not later than 60 days after the date that this initial report on Form 8-K must be filed.

(b) (2) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information relative to the acquisition of XEN corporation for the most recent fiscal year ended June 30, 1999, and for the quarter ended March 31, 2000, shall be filed not later than 60 days after the date that this initial report on Form 8-K must be filed.

(c) EXHIBITS.

99.1 Agreement and Plan of Merger by and among CACI International Inc, CACI Acquisition Corporation, and XEN Corporation dated as of January 28, 2000.

99.2   Press Release dated February 2, 2000, announcing completion of the acquisition of XEN Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

             CACI International Inc
                      (Registrant)

By:	/s/

Jeffrey P. Elefante Executive Vice President, General Counsel and Secretary